                                                                    EXHIBIT 12.1
                                                                     PAGE 1 OF 1

                            THE DERBY BICYCLE GROUP
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

                                         FISCAL YEAR                      NINE MONTHS ENDED
                         ------------------------------------------- ---------------------------
                                                                                     PRO FORMA
                                                          PRO FORMA  SEPTEMBER 27, SEPTEMBER 27,
                            1993     1994 1995 1996 1997    1997         1998          1998
                         ----------- ---- ---- ---- ---- ----------- ------------- -------------
                         (UNAUDITED)                     (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Income from operations
 before income taxes....    17.8     11.9 23.5 23.5 23.4    10.1          4.9           6.2
Add
 Fixed charges..........    12.3     12.7 11.6 10.1  9.7    22.3         14.0          19.0
 Capitalized interest...     --       --   --   --   --      --           --            --
 Amortization of
  capitalized interest..     --       --   --   --   --      --           --            --
 Net losses related to
  certain 50% or less
  owned affiliate.......     --       --   --   --   --      --           --            --
 Minority interest in
  consolidated
  affiliates............     1.1      1.0  0.1  --   --      --           --            --
                            ----     ---- ---- ---- ----    ----         ----          ----
Adjusted earnings.......    31.2     25.6 35.2 33.6 33.1    32.4         18.9          25.2
                            ====     ==== ==== ==== ====    ====         ====          ====
Fixed charges:
 Interest on debt and
  capitalized leases....    10.5     10.5  9.4  8.0  7.5    19.6         11.5          16.5
 Amortization of debt
  financing.............     0.1      0.5  0.5  0.5  0.6     1.1          0.9           0.9
 Portion of rents repre-
  sentative of the in-
  terest factor.........     1.7      1.7  1.7  1.6  1.6     1.6          1.6           1.6
 Debt service guarantee
  interest expense of
  unconsolidated
  affiliates............     --       --   --   --   --      --           --            --
                            ----     ---- ---- ---- ----    ----         ----          ----
Total fixed charges.....    12.3     12.7 11.6 10.1  9.7    22.3         14.0          19.0
                            ====     ==== ==== ==== ====    ====         ====          ====
Ratio of earnings to
 fixed charges..........     2.5      2.0  3.0  3.3  3.4     1.5          1.4           1.3
                            ====     ==== ==== ==== ====    ====         ====          ====